Exhibit 99.1

SOUPMAN CHIEF FINANCIAL OFFICER, ROBERT BERTRAND SUSPENDED AFTER BEING INDICTED ON TAX CHARGES

Staten Island, NY — May 23, 2017 — Soupman, Inc. (OTCQB:“SOUP”), makers of gourmet soup made famous on “Seinfeld”, today announced that its Chief Financial Officer and President, Bob Bertrand, has been suspended after being indicted on federal tax fraud charges for alleged misconduct for the period 2010-2014.

“The Company is deeply shocked and saddened by these events. The Company will be immediately launching an internal investigation to determine whether its public filings need to be amended for the period in question or any subsequent period based upon the allegations,” said Jamieson Karson, CEO  ”Moreover, we expect that this news will not make it easier for us to raise the capital we need to remain in business.”

Mr. Bertrand, was charged in Federal Court in Brooklyn, New York with 20 counts of failure to pay Medicare, Social security and federal income taxes for the period between 2010 and 2014.  As alleged in the indictment, from 2010 through 2014, Soupman’s total approximate unreported cash and stock compensation was $2,850,967.59, and the total approximate tax loss to the United States was allegedly $593,971.52.  Current CEO, Jamieson Karson joined the Company in August, 2015.

About Soupman, Inc.

In 1984, The Original Soupman opened its doors at 55th Street & 8th Avenue in Manhattan and quickly became a worldwide destination. Rated #1 by Zagat and praised by the New York Times as "Art, not Soup," it set the standard for innovation and excellence long before the famous "Seinfeld" episode made it a cultural icon. For additional information on our company please visit: www.originalsoupman.com, Twitter@OriginalSoupMan and "Like" us on Facebook.

Safe Harbor Statement:

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The forward-looking statements are based on current expectations, estimates and projections made by management. The Company intends for the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements. Words such as "anticipates", "expects", "intends", "plans", "believes", "seeks", "estimates" or variations of such words are intended to identify such forward-looking statements. The forward-looking statements contained in this press release include, statements regarding the Company’s ability to raise the capital it needs to remain in business.  All forward-looking statements in this press release are made as of the date of this press release, and the Company assumes no obligation to update these forward-looking statements other than as required by law. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements such as our ability to continue to reduce liabilities and expand our product line and distribution, our ability to execute our business strategy and position the Company for future growth, and the risk factors discussed in the Business and Management's Discussion and Analysis sections in our Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K and Current Reports on Form 8-K. Copies of these filings are available www.originalsoupman.com.

For Additional Information:

Soupman Inc.

Jamieson Karson

CEO

212-768-7687